Exhibit (a)(1)

CERTIFICATE OF LIMITED PARTNERSHIP

OF

NB CROSSROADS PRIVATE MARKETS FUND V (TE) LP

This Certificate of Limited Partnership of NB Crossroads Private Markets Fund V (TE) LP (the “Partnership”) is being filed by the undersigned with the Secretary of State of the State of Delaware to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del C. §17-101, et seq.).

1.	Name. The name of the limited partnership formed hereby is NB Crossroads Private Markets Fund V (TE) LP.

2.	Registered Office. The address of the registered office of the Partnership in the State of Delaware is 12 Timber Creek Lane, Newark, DE 19711.

3.
Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware are Universal Registered Agents, Inc., 12 Timber Creek Lane, Newark, DE 19711.

4.	General Partner. The name and mailing address of the general partner of the Partnership are NB Crossroads PMF V GP LLC, 325 N. Saint Paul Street, Suite 4900, Dallas, TX 75201.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership, effective as of March 30, 2017.

NB CROSSROADS PMF V GP LLC, the General Partner

By:	/s/ Blake Rice
Black Rice, Authorized Signatory